EXHIBIT 99.1

Cendant Confirms Report that Shelton, Lipton and Corigliano to Resign

PARSIPPANY,  N.J. and STAMFORD,  Conn.,  April 9 -- Cendant  Corporation  (NYSE:
CD- news) confirmed a Dow Jones report that Kirk Shelton, one of six vice chairmen of Cendant; Amy Lipton, executive vice president and deputy general counsel; and Cosmo Corigliano, executive vice president, will resign from the company to pursue other interests.

The company further announced that John Fullmer, Cendant's executive vice president and chief marketing officer, and Tony Menchaca, president of Cendant's Comp-U-Card Division, have been named co-chairman and co-chief executives of Cendant's newly named Alliance Marketing Division and will succeed Mr. Shelton. In addition, John W. Chidsey, currently executive vice president of business development, has been named president and chief operating officer of this division. These changes have been initiated and jointly endorsed by Walter A. Forbes, Chairman and Henry R. Silverman, President and CEO to ensure the stable management base which is currently functioning well.

Mr. Forbes and Mr. Silverman said: "We thank Kirk, Cosmo and Amy for their service. These types of management changes are inevitable when any two large companies merge."

In response to market rumors, Mr. Forbes and Mr. Silverman stated that they will remain with the company in their respective positions.

Cendant expects to report first quarter 1998 earnings on May 5th and expects to meet or exceed current Street estimates.

"Our fundamentals remain extremely strong. We continue to be excited about our businesses," stated Mr. Forbes and Mr. Silverman.

Cendant is the world's premier provider of consumer and business services. With a market capitalization of approximately $30 billion, it ranks among the 100 largest U.S. corporations. Cendant operates in three principal segments:
Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, Cendant has more than 34,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.